EXHIBIT 10.56

PLIANT CORPORATION

MANAGEMENT INCENTIVE PLAN (“MIP”)

2003

Purpose	To provide an attractive and competitive at-risk incentive that recognizes the achievements of individuals and business groups in the attainment of corporate financial and operating goals.

Eligibility

Officers of Pliant Corporation (the “Company”), Directors and Plant Managers (“Participants”).  At the option of the Chief Executive Officer (“CEO”), these percentages may be changed, and other employees not normally eligible for this program may be included.  MIP Target Payment Levels are as follows:

Chief Executive Officer	100% of Base Salary
President	85% of Base Salary
Executive Vice President	70% of Base Salary
Senior Vice President	60% of Base Salary
Vice President	50% of Base Salary
Director/Plant Manager	40% of Base Salary

Summary

The 2003 Management Incentive Plan (“MIP”) is designed to provide incentive compensation based upon the achievement of certain EBITDA levels for Pliant Corporation, Pliant US, Pliant International and Pliant Solutions, along with the EBITDA performance of Business Units within the segments and/or specific operational objectives within the Business Units, at the discretion of the President of each segment.

Some of the key changes for the 2003 MIP are:

• Target payout percentages have increased by 5% (except for the CEO) to offset the impact of the 2003 MIP-level salary freeze.

•        There is no longer a Corporate EBITDA “gate” to pass through in order to achieve some portion of the MIP.  In other words, if your business unit or segment meets its EBITDA goals, you will earn some portion of your target payout even if we fail to meet our Corporate EBITDA goals.

•        The threshold for all levels of achievement will start with 0% of target payout at 90% of Plan, then move incrementally to 100% of target payout at 100% of Plan.  For every full percentage point above 100% of Plan, the payout will increase by 10%.

• The basic structure of the MIP for those within a segment (Pliant US, Pliant Flexible Packaging, Pliant International, Pliant Solutions) will be as follows:

Solutions)

• For Corporate staff, the structure will be as follows:

50.0% Pliant Corporate EBITDA
12.5% Pliant US EBITDA
12.5% Pliant Flexible Packaging EBITDA
12.5% Pliant International EBITDA
12.5% Pliant Solutions EBITDA

2003 EBITDA PLAN (million $)

	Q1	Q2	Q3	Q4	Total
US	25.54	27.03	26.93	25.53	105.03
Flexible Packaging	8.56	9.57	11.07	9.87	39.07
International	2.82	3.42	4.03	4.83	15.10
Solutions	0.40	3.00	4.10	2.40	9.90
(less SG&A)	(4.92)	(4.72)	(5.05)	(4.91)	(19.60)
Pliant Corporation	32.40	38.30	41.08	37.72	149.50

*For Pliant US, MIP participants in Industrial, Specialty, and Converter Business Groups, the allocation will be 25% Pliant US EBITDA, 25% Business Group EBITDA.

Plan Term	The MIP for 2003 shall be in effect from January 1, 2003 to December 31, 2003 (the “Plan Term”).

Distribution	Quarterly Bonus Award distributions will be paid within 45 days of the close of the calendar quarter.

Separations

Except as set forth below, in order to be eligible to receive Bonus Awards under the MIP, a Participant must be employed by the Company on the last day of the calendar quarter for which an award is payable to receive a Quarterly Bonus Award.  If a Participant retired during the Plan Term (and qualifies for an immediate pension under the Pliant Corporation Defined Benefit Pension Plan), dies or becomes disabled (as defined under the Company’s Long Term Disability Plan), he/she will receive a pro rata portion of the MIP Bonus Award on the actual days worked during the Plan Term.  Distributions will be made at the same time as for all other Participants in the MIP.  If a Participant’s employment is terminated at any time prior to the end of the quarter or the Plan Term, by the employee or by the Company, with or without cause, for any reason other than retirement, death or disability, the Participant shall not be eligible to participate in the MIP, shall not receive any MIP Award for such calendar quarter or thereafter, and shall forfeit any rights he/she may have had in the MIP.

General Provisions

1.               Job Change. Eligible officers and executives who become eligible to participate in the MIP by reason of a job change will be eligible for a prorated Bonus Award based on the actual days worked during the Plan Term.  In the case of job changes involving a change in the Bonus Plan Payment Level, the Participant will receive the new level based on the actual days worked during the Plan Term at the new level.

2. Disciplinary Action. In order to participate in the MIP, the Participant must not have been subject to any disciplinary action during the Plan Term.

3.               No Employment Right.  Participation in the MIP shall not confer on a Participant any right to continue in the employment of the Company, nor shall it interfere with the Company’s right to terminate the employment of a Participant at any time, for any reason.

4.               Non-transferability.  A Participant shall not have any right to assign, transfer, pledge or hypothecate any benefits or payments under the MIP, other than by will or by the laws of descent and distribution.

5. Creditors. Award payments held by the Company before distribution shall not be subject to execution, attachment or similar process at law or in equity.

6.               Withholding.  The Company will deduct and withhold all federal, state and local taxes, and any employee benefit related withholdings, required to be withheld with respect to the payment of any award.

7. Definitions.

EBITDA - Earnings calculated in accordance with GAAP, before interest expense, income taxes, depreciation and amortization (and after accruals for Awards paid under the MIP).

Modification of the MIP

The Company may modify, supplement, suspend or terminate the MIP at any time without the authorization of Participants, to the extent allowed by the law.  No modification, suspension or termination shall adversely alter or affect any right or obligation under the MIP that existed prior to such modification, supplement, suspension or termination.  The Company’s Board of Directors will determine the effect on incentives of any such event and make adjustments and/or payments as it, in its sole discretion, determines appropriate.

Other

Subject to the control of the Executive Committee of the Board of Directors, the Company’s CEO will exercise exclusive control over the MIP.  The CEO will have discretion to calculate and adjust EBITDA amounts used in calculating MIP Bonus Awards.

The MIP shall be governed by and construed under the laws of the State of Illinois.